Exhibit 99.1

For Immediate Release

Investor Contact: MKR Group Inc. Todd Kehrli or Jim Byers (323) 468-2300 meet@mkr-group.com

MeetMe Reiterates Third Quarter and Full Year 2016

Revenue and Adjusted EBITDA Guidance

NEW HOPE, Pa., August 16, 2016 – MeetMe, Inc. (NASDAQ: MEET), a public market leader for social discovery, today reiterated its financial guidance for the third quarter and full year of 2016 in response to recent volatility in the Company’s share price and in anticipation of upcoming investor meetings.

MeetMe Third Quarter 2016 Guidance

●	Revenue for the quarter is expected to be in the range of $17.0 million and $17.5 million, representing growth of between 19% and 22% year over year.
●	Adjusted EBITDA for the quarter is expected to be in the range of $6.5 million and $7.0 million, representing growth of between 25% and 35% year over year.

MeetMe Full Year 2016 Guidance

●	Revenue for the year is expected to be in the range of $66.0 million to $68.0 million, representing growth of between 16% and 20% year over year.
●	Adjusted EBITDA for the year is expected to be in the range of $25.0 million to $27.0 million, representing growth of between 24% to 33% year over year.

Consolidated Full Year 2016 Guidance

(pending closing of Skout, Inc. acquisition, expected in early October 2016)

●	Revenue for the year is expected to be in the range of $73.5 million to $75.5 million, which would include three months of revenue contribution from Skout.
●	Adjusted EBITDA for the year is expected to be in the range of $28.0 million to $30.0 million, which would include three months of adjusted EBITDA contribution from Skout.

About MeetMe, Inc.

MeetMe® is a leading social network for meeting new people in the US and a public market leader for social discovery (NASDAQ: MEET). MeetMe makes it easy to discover new people to chat with on mobile devices. With approximately 90 percent of traffic coming from mobile and more than one million total daily active users, MeetMe is fast becoming the social gathering place for the mobile generation. MeetMe is a leader in mobile monetization with a diverse revenue model comprising advertising, native advertising, virtual currency, and subscription. MeetMe apps are available on iPhone, iPad, and Android in multiple languages, including English, Spanish, Portuguese, French, Italian, German, Chinese (Traditional and Simplified), Russian, Japanese, Dutch, Turkish and Korean. For more information, please visit meetmecorp.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether we will hold upcoming investor meetings as anticipated, whether will obtain projected revenue and adjusted EBITDA as anticipated for the third quarter and the full year 2016, whether we will close the Skout acquisition as anticipated, and whether will obtain projected revenue and adjusted EBITDA as anticipated following the closing of the Skout acquisition for the third quarter and the full year 2016. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2015 and the Form 10-Q for the quarter ended June 30, 1026. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Regulation G – Non-GAAP Financial Measures

The Company uses financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making and as a means to evaluate period-to period comparison. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, change in warrant liability, benefit or provision for income taxes, depreciation and amortization, and non-cash stock-based compensation, non-recurring acquisition and restructuring expenses, gain or loss on cumulative foreign currency translation adjustment, gain on sale of asset, bad debt expense outside the normal range, and the goodwill impairment charges. The Company excludes stock-based compensation because it is non-cash in nature. The Company defines Non-GAAP Net Income as earnings (or loss) from continuing operations before benefit or provision for income taxes, amortization on intangibles, non-recurring acquisition and restructuring costs, and non-cash stock-based compensation.

Non-GAAP financial measures should not be considered as an alternative to net income, operating income, cash flow from operating activities, as a measure of liquidity or any other financial measure. They may not be indicative of the historical operating results of the Company nor is it intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

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